MEYERS INVESTMENTS TRUST
SECURITY AGREEMENT

MEYERS AGGRESSIVE GROWTH FUND

THIS SECURITY AGREEMENT (the “Agreement”) is effective as of the 10th day of July, 2008, by and between MEYERS INVESTMENTS TRUST, an Ohio business trust (the “Trust”), on behalf of Meyers Aggressive Growth Fund, (the “Fund”) a series of the Trust, Meyers Capital Management Group, LLC, (the “Advisor”), the advisor of the Fund, and Frank B. Meyers and Anita Meyers (together, the “Control Persons”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Management Agreement between the Trust and the Advisor dated as of the date hereof (the “Management Agreement”); and

WHEREAS, the Advisor is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Management Agreement that have not been assumed by the Fund;

WHEREAS, as a condition to the approval of the Management Agreement, the Trust has required that the Advisor or the Control Persons grant to the Trust a continuing security interest in and to a designated account established with Mutual Shareholder Services, LLC or its successors and assigns (the “Securities Intermediary”); and

WHEREAS, the Control Persons are the sole shareholders of the Advisor and have established the designated account in their names with the Securities Intermediary.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Security Interest.  The Control Persons, for value received, hereby pledge, assign, set over and grant to the Trust a continuing security interest in and to the following: Anita and Frank Meyers, joint tenants with rights of survivorship, Account No. 18400001 established with the Securities Intermediary (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 2 of this Agreement).  For so long as this Agreement is in effect, any redemptions of Collateral shall require the approval of the Board of Trustees of the Trust (the “Board”).

2. Collateral Event.  In the event that either (a) the Advisor does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”).  Pursuant to the terms of Paragraph 3 of this Agreement, upon authorization from the Board, no further instructions shall be required from the Advisor for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund.  The Advisor acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from the Advisor any costs in excess of the value of the Collateral.

3. Control Agreement; Appointment of Attorney-in-Fact.  The Advisor and the Control Persons agree to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Advisor, the Control Persons and the Securities Intermediary pursuant to and consistent with Section 1308.24 of the Ohio Uniform Commercial Code.  Without limiting the foregoing, the Control Persons hereby irrevocably constitute and appoint the Trust, through any officer or trustte thereof, with full power of substitution, as the Control Persons’ true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Control Persons and in the names of the Control Persons or in the Trust’s own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable.  Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Control Persons representing any interest payment, dividend, or other distribution payable in respect of/to the Collateral, or any part thereof, and to give full discharge for the same.  Upon such Collateral Event, the Board, in its discretion, may direct the Control Persons or their agents to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

4. Covenants.  So long as this Agreement shall remain in effect, the Advisor and Control Persons represent and covenant as follows:

(a)

No later than July 10, 2008, the Control Persons shall invest at least one hundred thousand dollars ($100,000) in the Collateral Account.

(b)

To the fullest extent permitted by law, the Advisor and the Control Persons agree not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement.

5. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until the termination of the Management Agreement, unless sooner terminated as provided in Paragraph 6 of this Agreement.

6. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor or Control Persons without the consent of the Board.  This Agreement will automatically terminate, with respect to the Fund if the Management Agreement for the Fund is terminated and the Fund continues to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Management Agreement’s termination for the Fund.

7. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other parties.

8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MEYERS INVESTMENTS TRUST	Meyers Capital Management Group, LLC
on behalf of Meyers Aggressive Growth Fund

By: ___/s/____________________	By: __/s/_______________
Name: Frank B. Meyers	Name: Frank B. Meyers
Title: President	Title: Managing Member

Control Persons:

__/s/________________________

__/s/________________________

Frank B. Meyers

Anita Meyers